Exhibit 10.29

FIRST AMENDMENT TO SEPARATION AGREEMENT

This First Amendment to Separation Agreement (the “Agreement”) is made by and between Renovis, Inc. (hereinafter, the “Company”) and Dr. Lynne Zydowsky (“Zydowsky”) (together referred to as “the Parties”) and is entered into as of October 22, 2003, (the “Amendment Effective Date”). All of the capitalized terms not otherwise defined in this Agreement have the same respective meanings as contained in the Original Separation Agreement (defined below).

WHEREAS, on February 3, 2003, the Parties entered a Separation Agreement (the “Original Separation Agreement”), which Original Separation Agreement became effective on February 11, 2003 (the “Original Effective Date”); and

WHEREAS, Zydowsky believes that the provisions of Section 9 of the Original Separation Agreement unduly restrict the ability of executive officers and directors of the Company to provide references to prospective clients, employers, employees and business associates of Zydowsky; and

WHEREAS, the Company is willing to amend the Original Separation Agreement to eliminate section 9 relating to Non-Disparagement and replace it with a new section 9 relating to provision of references in order to permit executive officers and directors in their individual discretion to provide references to or about Zydowsky;

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree that the Original Separation Agreement shall be amended as follows:

1. Releases of Claims. The term “Effective Date” in Section 4(a) and Section 4(b) shall be replaced with the term “Amendment Effective Date.”

2. References. Section 9 of the Original Separation Agreement is deleted in its entirety and replaced by the following:

“Section 9. References. Any executive officer or member of the board of directors of the Company may (but shall not be required to) provide references or other similar information regarding Zydowsky as Zydowsky or any third party may request from time to time. Zydowsky agrees that she will not assert any claim, complaint, charge or cause of action of any kind, against the Company or the Company Releasees as a result of any statements made or information provided (whether orally or in writing) by executive officers or directors of the Company to any third party regarding Zydowsky in connection with such a request.”

The terms of this Agreement shall control in any conflict between the terms of the Original Separation Agreement and this Agreement. Except as expressly amended hereby, the terms of the Original Separation Agreement shall remain in full force and effect. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Separation Agreement on the respective dates set forth below.

RENOVIS, INC.

Dated:	10/23/03	By:	/s/ Edward Penhoet
Dr. Edward Penhoet, Chairman of the Board

RENOVIS, INC.

Dated:	10/23/03	By:	/s/ Corey Goodman
Dr. Corey Goodman, President and CEO

Dated:	Oct 23, 2003	/s/ Lynne Zydowsky
Dr. Lynne Zydowsky